SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.   20549
                    ________________

                        FORM 8-K
                    ________________

                     Current Report
         Pursuant to Section 13 or 15(d) of the
             Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  June 29, 1998
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                ATLANTIC RICHFIELD COMPANY
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   (Exact name of registrant as specified in its charter)


                         Delaware
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       (State or other jurisdiction of incorporation)


         1-1196                                  23-0371610
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 (Commission File Number)                      (IRS Employer
                                             Identification No.)


 515 South Flower Street, Los Angeles, California       90071
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     (Address of principal executive offices)         (Zip Code)


Registrant's telephone number, including area code: (213) 486-3511
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                            Not Applicable
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   (Former name or former address, if changed since last report)

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Item 5.  Other Events.

     On June 16, 1998, ARCO, through a wholly owned subsidiary, accepted for payment approximately 84.3 million shares of common stock, par value $0.05 (the
"Common Shares") of Union Texas Petroleum Holdings, Inc., a Delaware corporation ("UTP"), tendered pursuant to ARCO's tender offer to purchase all the outstanding
Common Shares at $29 per share upon the terms set forth in the Offer to Purchase dated May 8, 1998 and related documents ("the Common Offer"). As a result of the purchase of Common Shares pursuant to the Common Offer, which expired on June 15, 1998, ARCO owned approximately
99% of the Common Shares.

     On June 19, 1998, ARCO, through a wholly owned subsidiary, accepted for payment approximately 1.65 million shares of UTP's 7.14% Series A Cumulative
Preferred Stock, par value $0.01 (the "Preferred
Shares"), tendered pursuant to ARCO's tender offer to purchase all the outstanding Preferred Shares at $122 per share upon the terms set forth in the Offer to Purchase dated May 18, 1998 and related documents (the "Preferred
Offer"). As a result of the purchase of Preferred Shares pursuant to the Preferred Offer, which expired on June
19, 1998, ARCO owned approximately 94% of the Preferred
Shares.

     On June 29, 1998, ARCO completed the merger of its wholly owned subsidiary into UTP pursuant to the Merger
Agreement dated as of May 4, 1998 among ARCO, its wholly owned subsidiary, and UTP. Following the merger, each outstanding Common Share has been converted into $29 in cash and each share of Preferred Stock still outstanding will remain outstanding and will become subject to redemption on and after March 31, 2008.

     Effective June 29, 1998, UTP became a wholly owned subsidiary of ARCO, and for financial reporting purposes will be included in ARCO's consolidated financial statements.

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

                         SIGNATURE

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ATLANTIC RICHFIELD COMPANY


                                 /s/ ALLAN L. COMSTOCK
                              ________________________________
                              Allan L. Comstock
                              Vice President and Controller

Dated:  June 29, 1998

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